As filed with the Securities and Exchange Commission on August 1, 1996

                                                   Registration No. 333______

                       SECURITIES AND EXCHANGE COMMISSION

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          NuMED HOME HEALTH CARE, INC.
             (Exact name of registrant as specified in its charter)

           Nevada                                              34-1711764
 (State or other jurisdiction                             (I.R.S. Employer
      of incorporation)                                  Identification No.)

                       5770 Roosevelt Boulevard, Suite 700
                           Clearwater, Florida  34620
                                 (813) 524-3227
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                 Jugal K. Taneja
                      Chairman and Chief Executive Officer
                       5770 Roosevelt Boulevard, Suite 700
                           Clearwater, Florida  34620
                                 (813) 524-3227
    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:

                                Martin A. Traber
                                 Foley & Lardner
                       100 North Tampa Street, Suite 2700
                              Tampa, Florida  33601

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this Form is filed to register additional securities for an Offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                         Calculation of Registration Fee

                                      Proposed     Proposed
     Title of each                    maximum       maximum      Amount of
        class of                      offering     aggregate       regis-
    securities to be  Amount to be   price per     offering       tration
       registered      registered     share(1)     price(1)        fee(1)

    Common Stock,
     $0.001 par
     value              514,280       $2.53125    $1,301,518      $448.80

   (1) Calculated pursuant to Rule 457(c) based on the average of the bid and asked prices reported on July 30, 1996.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

   INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED AUGUST 1, 1996


   Prospectus

                                 514,180 Shares

                          NuMED Home Health Care, Inc.

                                  Common Stock


        NuMED Home Health Care, Inc. (the "Company") is a holding company, headquartered in Clearwater, Florida, operating eight wholly-owned subsidiaries providing a broad range of health care related services from delivering comprehensive health care in the client's home to providing temporary staffing of nursing personnel in selected markets in Florida, Ohio and Pennsylvania. Through its wholly-owned subsidiary NuMED Rehabilitation, Inc. ("NuMED Rehab"), the Company also provides contract staffing of physical, occupational and speech therapists in selected markets in Pennsylvania, Illinois, Indiana, Kentucky, Maryland and New Jersey.

        The Common Stock, $.001 par value, being offered hereby will be sold from time to time by the selling shareholders. The Company will pay certain of the expenses of this offering; however, the selling shareholders will bear the cost of all brokerage commissions and discounts incurred in connection with the sale of the shares to which this Prospectus relates. The Company will not receive any of the proceeds from the sale of the shares to which this Prospectus relates.

        The Common Stock is quoted on the Nasdaq Small Cap Market under the symbol "NUMD." On July 29, 1996, the closing bid price of the Common Stock was $2-3/8.

        See "Risk Factors" on pages 1 through 5 for a discussion of certain factors that should be considered in connection with an investment in the Common Stock to which this Prospectus relates.

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
   REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        Sales may be made in the over-the-counter market or on one or more exchanges, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions, or to one or more underwriters for resale to the public.





              The date of this Prospectus is _______________, 1996.

                              AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports and other information concerning the Company may be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission: New York Office, Seven World Trade Center, 13th Floor, New York, New York 10048 and Chicago Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549-1004 at prescribed rates.

        This Prospectus does not contain all the information set forth in the Registration Statement and exhibits thereto which the Company has filed with the Commission under the Securities Act of 1933, as amended, to which reference is hereby made.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents filed by the Company with the Commission pursuant to the Exchange Act are hereby incorporated in this Prospectus by reference, except as superseded or modified herein:

             1. The Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1996.

             2. The Company's Annual Report on Form 11-K for the NuMED Home Health Care, Inc. Employee Stock Purchase Plan for the year ended March 31, 1996.

             3. "Description of Securities" in Amendment No. 1 to the Company's Registration Statement on Form 8-A (No. 1-12992).

        Each document filed by the Company subsequent to the date of this Prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the termination of this offering shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of the filing of such document. Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed incorporated document or in an accompanying Prospectus supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of any such person, a copy of any document described above that has been incorporated in this Prospectus by reference and not delivered with this Prospectus or any preliminary Prospectus distributed in connection with the offering of the Common Stock, other than exhibits to such document referred to above unless such exhibits are specifically incorporated by reference herein. Requests should be directed to Daniel C. Rose, the Company's General Counsel, 6505 Rockside Road, Suite 400, Independence, Ohio 44131 (telephone: (216) 447-6066).



                                  RISK FACTORS

        Prospective investors should carefully consider the following information in conjunction with the other information contained in this Prospectus before purchasing shares of Common Stock in the offering.

        Amortization of Intangible Assets. The Company's net income has been and will continue to be impacted significantly by the non-cash charge of amortization expense of intangible assets of the Company. These assets include customer lists, covenants not-to-compete, goodwill, leaseholds and costs relating to prior acquisitions. The amortization of intangible assets in the future will decrease net income, if any, of the Company and may adversely affect the market price of the Common Stock.

        Dependence on Medicare and Key Customer; Effect of Reimbursement Policies. Approximately 25% and 51%, respectively, of the Company's revenues for the fiscal years ended March 31, 1996 and 1995 were derived from Medicare reimbursements. The Company believes its dependence on Medicare will continue and may increase in the future. To the extent Medicare limits exceed the provider's direct cost for a particular service, the provider can seek reimbursement for certain indirect costs up to an aggregate amount equal to the Medicare defined limits for that service. Management believes its charges for Medicare services are within Medicare reimbursement limits. There can be no assurance that amounts paid by Medicare in the future will be adequate to meet the Company's costs of providing Medicare services. The Company believes that it is in material compliance with all applicable Medicare regulations. However, Medicare providers are being subjected to increased scrutiny, and there can be no assurance that audits conducted on the Company's operations will indicate material compliance with applicable Medicare regulations. In addition, in fiscal 1996, the Company recognized approximately 17% of its revenue from a single customer. The loss of this customer would have a material adverse effect on the Company's financial condition and results of operations.

        The Company's liquidity is primarily affected by its management and collection of accounts receivables. The home health care industry is characterized by longer collection cycles, since most third-party payors require detailed documentation to support reimbursement claims and review reimbursement claims prior to payment. The Company is designated to receive prospective interim payments ("PIP") for its Medicare services rendered in the State of Florida. PIP allows the Company to collect estimated payments on a bi-weekly basis for Medicare services, with an accounting after the quarter to verify the actual amount of Medicare services rendered. There can be no assurance that the Company will continue to be eligible to receive prospective interim payments. The Company has generally received Medicare reimbursement sufficient to cover substantially all of the costs of its services. The Company believes that it is in material compliance with all applicable Medicare regulations. However, the Company's Medicare business is subject to Medicare audits which may result in denied claims for reimbursement and suspension or revocation of Medicare certification if such an audit reaches a determination unfavorable to the Company. If a Medicare audit resulted in the Company not being reimbursed for a significant amount of services which it had provided or in the loss of the Company's ability to provide Medicare services, it would have a material adverse effect on the Company's business.

        Shareholders Unlikely to be Given Opportunity to Review and Approve Future Acquisitions. The Company intends to pursue acquisitions of additional health care businesses in the future. Although the Board of Directors of the Company will consider and approve any such acquisition on behalf of the Company, the holders of the Company's securities most likely will not be given the opportunity to review any information, financial or otherwise, relating to any business to be acquired prior to the consummation of such transaction. The Company does not contemplate that it will seek shareholder approval of its future acquisitions, if any, unless required by applicable law. There can be no assurance future acquisitions, if any, will prove to be successful.

        Acquisition Strategy. The Company has experienced significant growth through acquisitions of other businesses in the home health care and related fields. The Company intends to continue to pursue acquisitions of health care businesses in the future. The Company's future success is dependent, in part, upon its ability to integrate the operations of, and manage over time, acquired home health care and temporary staffing businesses. The failure to successfully integrate acquisitions into the Company's operations would adversely affect the Company's financial condition and results of operations.

        Further, acquisitions generally involve significant risks including the diversion of management's attention to the assimilation of the companies to be acquired, the need to implement financial and other systems and add management resources, potential liabilities in connection with any such acquisition, unforeseen difficulties in the acquired operations, adverse short-term effects on the Company's operating results, amortization of acquired intangible assets and dilution in the ownership interest of shareholders as a result of issuance of additional Common Stock or Preferred Stock. There can be no assurance the Company will successfully implement its acquisition strategy.

        Dependence on Customer Relationships; Absence of Customer and Caregiver Contracts. The Company's business is dependent on its ability to establish and maintain close working relationships with hospitals, clinics, long-term care facilities, physician groups, assisted living facilities, health maintenance organizations, educational institutions, third party payors and other referral sources, and with caregivers providing services on behalf of the Company. Generally, the Company does not have contracts with its customers or health care personnel which obligate customers to utilize the Company's services, or obligate health care personnel to render services for the Company for any specified period of time.

        Dependence on Personnel. The Company's business is dependent upon its ability to recruit and retain registered nurses, licensed practical nurses, nurses aids, home health aides, homemaker companions, medical social workers, physical and rehabilitation therapists, occupational therapists and speech therapists. There is intense competition for medical personnel, and particularly for therapists. As the Company expands, its need for qualified personnel will continue to increase. The competition for such personnel is intense and the Company faces competition for personnel from other home health agencies and temporary staffing services, as well as other providers of medical services, such as hospitals, clinics, physician offices and long-term facilities. If the Company is unable to recruit and retain a sufficient number of qualified personnel to meet its current and future client requirements, the business and financial performance of the Company would be materially adversely affected.

        Competition. The market for home health care services and temporary staffing is highly competitive. Many of the Company's existing and potential competitors have substantially greater financial, marketing and personnel resources than the Company and have established generally greater name recognition in the industry. Some of the Company's competitors include The Olsten Corporation, Interim Services Inc., Abbey Health Care Group, Inc. and Staff Builders, Inc. The Company also competes with local home health care and temporary staffing agencies in each of the markets in which it operates. Some of the Company's competitors also may offer more extensive home health care and temporary staffing services than the Company. There can be no assurance that the Company will be able to successfully compete with its competitors.

        Regulation; Prohibition on Payments for Referral of Business. The Company's home health care business has been certified by the Health Care Financing Administration ("HCFA") to allow the Company to receive reimbursement for its services from Medicare. HFCA requires, as a condition to participation as a home health care agency in the Medicare program, the satisfaction of certain standards with respect to personnel, services and supervision, appropriation of annual budgets, cost reports and capital expenditure plans, and the establishment of a professional advisory group. The Company is subject to continuing financial, audit and other requirements imposed by HCFA in order to maintain its certifications. The Company believes it has been in material compliance with such requirements. However, there can be no assurance the Company will continue to meet these requirements. The loss of any of the Company's certifications could have a material adverse effect on the Company's operations.

        Many states also require a certificate of need ("CON") in order to provide Medicare and Medicaid services, as well as certification from HCFA. Under CON laws, a health care provider generally is required to substantiate the need for, and financial feasibility of, certain expenditures relative to such services. In states requiring a CON, HCFA will only grant certification to those providers who have obtained a CON. Florida is the only state in which the Company currently operates which requires a CON.

        The Company is also subject to various regulations governing the referral of patients to health care facilities. Under federal law, the Medicare Anti-Kickback Statute prohibits the offering, payment, solicitation or receipt of any form of remuneration in return for the referral of Medicare or Medicare patients or the ordering of services that are covered by Medicare or Medicaid, and the "Stark II" law prohibits a physician from referring Medicare and other federal program patients for designated health services, including home health care, to certain entities with which the physician or a member of his or her immediate family has a financial relationship. Under Florida law, the Patient Self-Referral Act of 1992 regulates and, in some cases, prohibits physicians' referrals of patients to facilities in which they own investment interests. Law enforcement authorities and governmental agencies are increasingly scrutinizing arrangements between health providers and referral sources (such as physicians) in order to ensure that the arrangements are not designed as a mechanism to exchange remuneration for patient referral. Violations of these regulations are punishable by substantial fines, imprisonment, and exclusion from the Medicare and Medicaid programs for a minimum of five years. Although the Company believes that it is in material compliance with such federal and state laws and regulations, there can be no assurance that such laws or regulations will not be interpreted or applied in the future in such a way as to have a material adverse impact on the Company, or that federal or state governments will not impose additional laws or regulations upon all or a portion of the Company's activities, which might adversely affect the Company's business.

        The Company and its operating subsidiaries also must comply with environmental and Occupational Safety and Health Administration ("OSHA") regulations applicable to their delivery of health care services. OSHA generally has been implementing more stringent health care safety requirements. The Company believes it is in material compliance with such standards in each of the states where it operates. There can be no assurance that these or any other new regulatory requirements will not materially adversely affect the Company's operations.

        Government Health Care Reform Proposal; Uncertainty in Health Care Industry. From time to time, programs have been proposed to reform the United States health care system. These programs contain proposals to increase government involvement in health care, lower reimbursement rates and otherwise change the operating environment for the Company's customers. Due to the wide variety of national and state proposals relating to health care presently under consideration, the impact of such proposals on the Company's business cannot be predicted. The health care industry is a highly regulated industry which is subject to changing political, economic and regulatory influences that may affect the procurement practices and operations of hospitals and other health care facilities. During the past several years, the health care industry has been subject to an increase in government regulation of, among other things, reimbursement rates and certain capital expenditures. In addition, major third party payors of health care services (insurance companies, Medicare and Medicaid) have significantly revised payment procedures in an effort to contain health care costs. These and other factors affecting the health care industry could have a material adverse impact on the Company's operating results, financial condition or prospects.

        Dependence on Key Personnel. The Company's success depends to a significant extent on Jugal K. Taneja, Chairman of the Board and Chief Executive Officer, and Susan J. Carmichael, President. The loss of the services of either Mr. Taneja or Ms. Carmichael could have a material adverse effect on the Company. The Company's future success will depend in part upon its continuing ability to attract and retain highly qualified personnel to manage the future growth of the Company. There can be no assurance the Company will be successful in attracting and retaining such personnel.

        Professional Liability and Insurance. The Company maintains professional liability insurance in amounts believed to be adequate by the Company based on its experience. Currently, the Company maintains coverage on its home health care operations in the amount of $1,000,000 per occurrence with a $3,000,000 annual limit. The Company maintains coverage on its rehabilitation therapy operations in the amount of $2,000,000 per occurrence with a $4,000,000 annual limit. The Company may be subject to liability for the actions of its employees who provide medical services. There can be no assurance that the Company's professional liability insurance will cover all types of claims, that such insurance will continue to be available to the Company on terms that are acceptable to it, or that the amount of such insurance will be sufficient.

        Control by Executive Officers and Directors. The Company's executive officers, directors and their affiliates beneficially own, in the aggregate, approximately 1,346,177 shares, or 24.0% of the Company's outstanding shares of Common Stock (assuming the issuance of 626,180 shares pursuant to Common Stock Purchase Warrants and/or stock options that are currently exercisable). Of this amount, Jugal K. Taneja, the Company's Chairman and Chief Executive Officer, beneficially owns 970,280 shares, or 18.1% of the Company's outstanding shares of Common Stock (assuming the issuance of 380,000 shares pursuant to currently exercisable stock options). Further, Mr. Taneja's wife owns an additional 209,820 shares of Common Stock (constituting 4.2% of the outstanding Common Stock), over which shares Mr. Taneja disclaims beneficial ownership.
   These shareholders, if acting together, will likely be able to effectively control most matters requiring approval by the shareholders of the Company, including the election of a majority of the directors. The voting power of these shareholders under certain circumstances also could have the effect of delaying or preventing a change in control of the Company.

        Common Stock Eligible for Future Sale. Following this offering, approximately 223,300 of the Company's outstanding shares of Common Stock will be "restricted securities" and may in the future be sold at various times after February, 1997 in compliance with Rule 144 adopted under the Securities Act of 1933. Rule 144 generally provides that beneficial owners of shares who have held such shares for two years may sell within a three-month period the greater of 1% of the total outstanding shares or the average trading volume of the shares during the four calendar weeks preceding such sale. Future sales of restricted Common Stock in the public market under Rule 144 could negatively impact the market price of the Common Stock.

        Common Stock Purchase Warrants. As of the date of this Prospectus, the Company had outstanding warrants to purchase an aggregate of 2,530,000 shares of Common Stock at an exercise price of $4.35 per share, which are exercisable at any time through February 7, 2000. The Company has the right to redeem the Warrants, with 30 days notice, at an exercise price of $0.05 per Warrant if the closing bid price of the Common Stock exceeds $5.22 (120% of the warrant exercise price) for 20 consecutive trading days ending not more than 10 days prior to the notice. To the extent that the Warrants are exercised, they may have a dilutive effect on the shares of Common Stock then outstanding. It may be expected that the warrants will be exercised at a time when the Company is able to obtain capital on terms more favorable than those provided through such exercise.

        Stock Issuable Pursuant to Options and Underwriters' Unit Purchase Option. At the date of this Prospectus, the Company has reserved an aggregate of approximately 920,040 shares of Common Stock for issuance upon the exercise of outstanding stock options. Also, in connection with the Company's February 1995 public offering, the Company issued to the representative of the underwriters a Unit Purchase Option to purchase up to 110,000 units, each consisting of two shares of Common Stock and two Common Stock Purchase Warrants. The exercise prices of the options presently outstanding range from $1.22 per share to $5.00 per share and the exercise price of the Unit Purchase Option is $11.96 per unit. During the terms of the outstanding options and the Unit Purchase Option, the holders will be given the opportunity to profit from a rise in the market price of the Common Stock, and their exercise may dilute the book value per share of the outstanding Common Stock. The existence of the options and the Unit Purchase Option may adversely affect the terms on which the Company may obtain additional equity financing. Also, the holders are likely to exercise their rights under the options and the Unit Purchase Option at a time when the Company would otherwise be able to obtain capital on terms more favorable than could be obtained through the exercise of such securities.

        Absence of Common Stock Dividends. The Company does not anticipate paying any cash dividends on the Common Stock in the foreseeable future. Any payment of cash dividends on the Common Stock in the future will be dependent upon the Company's financial condition, results of operations, current and anticipated cash requirements, plans for expansion, as well as other factors that the Board of Directors deems relevant.

        Volatility of Stock Price/Market for Common Stock. The Common Stock has experienced significant price fluctuations. Factors such as the relative inactivity of trading of the Common Stock, quarterly fluctuations in results of operations, regulatory or legislative developments, market conditions specific to the health care industry and general market conditions may cause the market price of the Common Stock to fluctuate, perhaps substantially, in the future. In addition, in recent years the stock market has experienced significant price and volume fluctuations. These fluctuations, which are often unrelated to the operating performance of specific companies, have had a substantial effect on the market price of many health care related companies. Factors such as those cited above, as well as other factors which may be unrelated to the operating performance of the Company, may adversely affect the price of the Common Stock, including sales of substantial amounts of the Common Stock or the perception that such sales may occur. The Company's Common Stock and Common Stock Purchase Warrants currently trade on the Nasdaq SmallCap Market. The rules of the National Association of Securities Dealers, Inc. for continued inclusion on the Nasdaq SmallCap Market require that there be at least two market makers for the Company's securities. There can be no assurance that there will continue to be two market makers for the Company's securities. Also, there can be no assurance that an active trading market for the Company's securities will exist at the time a purchaser may wish to sell any of the Company's securities. Purchasers of the Company's securities may, therefore, have difficulty in selling their securities should they desire to do so.

        Possible Issuance of Preferred Stock. The Company is authorized to issue up to 2,000,000 shares of Preferred Stock. The Company's Board of Directors has the authority, without any further action by the shareholders, to provide for the issuance of the shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series and to fix the right and preferences thereof without any further vote or action by the Company's shareholders. The issuance of Preferred Stock can, among other things, (i) adversely affect the rights of existing shareholders and the amount of earnings and assets available for distribution to holders of Common Stock, including, without limitation, adversely affecting the voting power of holders of the Common Stock by issuing Preferred Stock with voting or conversion rights,
   (ii) delay, defer or prevent a change in control of the Company, and
   (iii) make the removal of the present management of the Company more difficult.

                                   THE COMPANY

        The Company is a holding company, headquartered in Clearwater, Florida, operating eight wholly-owned subsidiaries providing a broad range of health care related services from delivering comprehensive health care in the client's home to providing temporary staffing of nursing personnel in selected markets in Florida, Ohio and Pennsylvania. Through NuMED Rehab, the Company also provides contract staffing of physical, occupational and speech therapists in selected markets in Ohio, Pennsylvania, Illinois, Indiana, Kentucky, Maryland and New Jersey.

        The Company delivered approximately 117,000 intermittent home health care visits in fiscal 1996 to clients of all ages. The Company provides home health care for approximately 800 private duty clients and temporary staffing of certified nurses aides, licensed practical nurses and registered nurses for approximately 60 health care facilities. In addition, NuMED Rehab provides physical, occupational and speech therapy for approximately 70 health care facilities.

        The Company's executive offices are located at 5770 Roosevelt Boulevard, Suite 700, Clearwater, Florida 34620, and its telephone number is (813) 524-3227.


                                 USE OF PROCEEDS

        The Company will not receive any of the proceeds from the sale of shares of Common Stock. See "Selling Shareholders" and "Plan of Distribution."


                              SELLING SHAREHOLDERS

        The following table sets forth certain information concerning the shareholders offering for sale the shares of Common Stock to which this Prospectus relates (the "Selling Shareholders").

                                       Shares Beneficially
                                          Owned Prior to                      Shares Beneficially
                                             Offering          Maximum        Owned After Offering (1)
                                                              Number of
                                                            Shares Being
                 Name                   Shares     Percent     Offered         Shares        Percent

    Ray and Joan Abrams . . . . .       7,368         *           6,868           500           *
    Raymond Alexander . . . . . .       6,868         *           6,868             0          --
    Ed Baker  . . . . . . . . . .       1,000         *           1,000             0          --
    Irving L. Baker . . . . . . .       6,376         *           2,500         3,876           *
    Nancy Baker (2) . . . . . . .          40         *              40             0          --
    Michael Bencic  . . . . . . .       1,000         *           1,000             0          --
    Denise Berger (3) . . . . . .       1,114         *           1,114             0          --
    Malcolm and Roselyn Blumberg.      10,302         *          10,302             0          --
    Albert T. Brod (4)  . . . . .      40,000         *          40,000             0          --
    Debra Caine . . . . . . . . .       6,868         *           6,868             0          --
    Vince Campanella  . . . . . .      10,000         *          10,000             0          --
    Gail Castrilla (2)  . . . . .          40         *              40             0          --
    Kathleen A. Cegles (2)  . . .         277         *              40           237           *
    Allan and Jacqueline
     Cheiken (5)  . . . . . . . .     104,853       2.1%         33,853        71,000         1.4%
    Myron Cheiken (5) . . . . . .       5,151         *           5,151             0          --
    Terese M. Cybulski (2)  . . .          40         *              40             0          --
    Sam Delli . . . . . . . . . .      10,000         *          10,000             0          --
    Richard A. Disanza  . . . . .       3,000         *           3,000             0          --
    Jeanne Downey (2) . . . . . .         710         *             710             0          --
    Patricia Dylewski (2) . . . .          40         *              40             0          --
    Joel Ebert  . . . . . . . . .      15,868         *           6,868         9,000           *
    Jim Fleming . . . . . . . . .       9,000         *           7,000         2,000           *
    William B. Franz  . . . . . .      20,200         *          10,000        10,200           *
    Alvin Gandal  . . . . . . . .      25,000         *          25,000             0          --
    Arlene F. Glaudra . . . . . .       1,000         *           1,000             0          --
    Dr. Harvey Harris . . . . . .      32,136         *          32,136             0          --
    Kenneth Harris  . . . . . . .      13,736         *          13,736             0          --
    Lisa Harris . . . . . . . . .       6,868         *           6,868             0          --
    Attila and Gail Horvath . . .      32,136         *          32,136             0          --
    Willa Hummer (2)  . . . . . .         140         *              40           100           *
    Gary Huston (2) . . . . . . .          40         *              40             0          --
    Kemper Clearing Corp. FBO
     Arthur M. Stupay IRA . . . .      42,000         *          10,000        32,000           *
    Kemper Clearing Corp. FBO
     Arthur Stupay, SEP. IRA  . .      30,000         *          30,000             0          --
    Harvey and Penny Kessler  . .       6,868         *           6,868             0          --
    Sidney and Shirley Koss . . .      13,736         *          13,736             0          --
    A. F. Lehmkuhl  . . . . . . .      61,460       1.2%         15,000        46,460           *
    Donald W. Limbaugh  . . . . .       8,060         *           5,000         3,060           *
    Peggy A. Loesch (2) (6) . . .       4,560         *              40         4,520           *
    Richard Lowe. . . . . . . . .       5,000         *           5,000             0          --
    Richard J. and Marcine M.
     Lukesh . . . . . . . . . . .      32,136         *          32,136             0          --
    John Machacek, Jr.  . . . . .      20,000         *          20,000             0          --
    Namon McWilliams (2)  . . . .          40         *              40             0          --
    Kirk A. Mooney  . . . . . . .       9,000         *           7,000         2,000           *
    Dennis Nevinsky (2) . . . . .          40         *              40             0          --
    Robert P. Ottman (7)  . . . .      32,246         *           6,250        25,996           *
    Darlene Oxley (2) . . . . . .          40         *              40             0          --
    Shirley Oxley (2) . . . . . .          40         *              40             0          --
    Tony Parris . . . . . . . . .      13,736         *          13,736             0          --
    Carol Powell (2)  . . . . . .          40         *              40             0          --
    Merle Rosenfeld . . . . . . .      52,236       1.1%         13,736        38,500           *
    Roy B. Hill Co., Inc. . . . .      13,736         *          13,736             0          --
    Alan and Susan Safian . . . .       6,868         *           6,868             0          --
    Gregory Stout . . . . . . . .       6,868         *           6,868             0          --
    Stephen M. Watters  . . . . .      14,546         *           1,000        13,546           *
    Anthony Willis  . . . . . . .      22,700         *          22,700             0          --
    James P. Witherington (8)   .       5,361         *           2,000         3,361           *
    Janice Woytek and Mark P.
     Calabria . . . . . . . . . .       4,548         *           4,548             0          --
    W.W.R.E., Inc.  . . . . . . .       3,500         *           3,500             0          --
    Total . . . . . . . . . . . .     780,536       15.7%       514,180       266,356         5.4%

   _________________
   *Less than 1%

   (1)  The Selling Shareholders may sell from time to time all or a portion of the shares being offered.  The amounts shown assume the sale of all the shares being offered by each Selling Shareholder.

   (2)  Currently serves as an Advisory Board Member for one or more of the Company's subsidiaries.

   (3)  Ms. Berger is currently employed by NuMED Rehab.

   (4)  Albert T. Brod and Arthur M. Stupay were each principals of A.T. Brod & Co., Inc., the underwriter for the Company's public offering in February 1995.

   (5)  Allan H. Cheiken is Executive Vice President of NuMed Rehabilitation, Inc., a wholly-owned subsidiary of the Company.
        Jacqueline Cheiken and Myron Cheiken are Mr. Cheiken's wife and brother, respectively.  Myron Cheiken is currently employed by NuMED Rehab.

   (6)  Peggy A. Loesch is Vice President-Operations of the Company.

   (7)  Robert P. Ottman is a director of the Company.  Includes shares issuable under 12,060 currently exercisable stock options and 10,000 shares issuable under currently exercisable Common Stock Purchase Warrants.

   (8)  James P. Witherington served as Chief Financial Officer, Secretary and Treasurer of the Company from October 1991 to
        September 1995 and as a director from April 1992 to September 1995.



                              PLAN OF DISTRIBUTION

        The shares may be sold from time to time by the Selling Shareholders. Such sales may be made in the over-the-counter market or on one or more exchanges, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions, or to one or more underwriters for resale to the public.
   The shares sold may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; or (e) an underwritten public offering. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Shareholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

        Brokers or dealers may be entitled to indemnification by the Company and the Selling Shareholders against certain liabilities, including liabilities under the Securities Act of 1933.


                                  LEGAL MATTERS

        The validity of the shares of Common Stock to which this Prospectus relates will be passed upon for the Company by Foley & Lardner, Tampa, Florida.


                                     EXPERTS

        The consolidated financial statements of the Company included in the Company's Annual Report (Form 10-K) for the year ended March 31, 1996 and the financial statements for the Company's Employee Stock Purchase Plan included in the Plan's annual report on Form 11-K for the year ended March 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.



    No, dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by the Underwriters. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.







                           Table of Contents
                                                               Page


    Risk Factors  . . . . . . . . . . . . . . . . . . . . . . .  1
    The Company . . . . . . . . . . . . . . . . . . . . . . . .  5
    Use of Proceeds . . . . . . . . . . . . . . . . . . . . . .  6
    Selling Shareholders  . . . . . . . . . . . . . . . . . . .  6
    Plan of Distribution  . . . . . . . . . . . . . . . . . . .  9
    Legal Matters . . . . . . . . . . . . . . . . . . . . . . .  9
    Experts . . . . . . . . . . . . . . . . . . . . . . . . . .  9




                            514,180 Shares



                              NuMED Home
                           Health Care, Inc.


                             Common Stock
                           ($.001 par value)






                   Prospectus Dated __________, 1996






                                     PART II

                     Information Not Required in Prospectus

   Item 14.  Other Expenses of Issuance and Distribution.

         Set forth below is an estimate of the approximate amount of fees and expenses payable by the Registrant in connection with the issuance and distribution of the securities registered hereby.

   Securities and Exchange Commission
     registration fee                                                $   449
   Accountants' fees and expenses                                    $ 5,000
   Counsel fees and expenses                                         $10,000*
                                                                      ------
             Total                                                   $15,449*
                                                                      ======

   ____________________
   * Estimate.


   Item 15.  Indemnification of Directors and Officers.

         The Nevada Revised Statutes (the "NRS") permits a Nevada corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his or her conduct was unlawful. However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances.

         The Registrant's Bylaws provide that the Registrant shall indemnify directors and executive officers to the fullest extent now or hereafter permitted by the NRS.

   Item 16.  Exhibits.

             Exhibits

               5. Opinion of Foley & Lardner as to the legality of the
                  securities
             23A. Consent of Foley & Lardner (included in Opinion filed as
                  Exhibit 5)
             23B. Consent of Ernst & Young LLP
              24. Power of Attorney (included on the signature page of this
                  Registration Statement)


   Item 17.  Undertakings

         In the event that shares are sold in an underwritten offering, the undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clearwater, State of Florida, on July 23, 1996.


                                 NUMED HOME HEALTH CARE, INC.

                                 By: /s/ Jugal K. Taneja
                                 Jugal K. Taneja
                                 Chief Executive Officer


                            SPECIAL POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears on the Signature Page to this Registration Statement constitutes and appoints Jugal K. Taneja and Susan J. Carmichael, and each or any of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any and all Registration Statements filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits and other documents in connection therewith, with the Securities and Exchange Commission, and grants unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



    /s/ Jugal K. Taneja                              Date:  July 23, 1996
   Jugal K. Taneja, Chairman of the Board



    /s/ Susan J. Carmichael                          Date:  July 23, 1996
   Susan J. Carmichael, President and Director



    /s/ Cheryl McMillan                              Date:  July 23, 1996
   Cheryl McMillan, Principal Accounting Officer
   (and Principal Financial Officer)



    /s/ Thomas V. Chema                              Date:  July 22, 1996
   Thomas V. Chema, Director



    /s/ Robert P. Ottman                             Date:  July 23, 1996
   Robert P. Ottman, Director



    /s/ Mark E. Roland                               Date:  July 23, 1996
   Mark E. Roland, Director



    /s/ Michael J. Diroff                            Date:  July 23, 1996
   Michael J. Diroff, Director



    /s/ Judi M. Kelly                                Date:  July 30, 1996
   Judi M. Kelly, Director

                                  EXHIBIT INDEX

                                                                   Sequential
                                                                    Page No.


           5. Opinion of Foley & Lardner as to the legality of the securities

         23A.  Consent of Foley & Lardner (included in Opinion filed as
               Exhibit 5)

         23B.  Consent of Ernst & Young LLP

          24. Power of Attorney (included on the signature page of this Registration Statement)